Exhibit 10.2

ROYALTY PURCHASE AGREEMENT1

dated as of May 12, 2023

between

UNIQURE BIOPHARMA BV

and

HEMB SPV, L.P.

1 CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

-i-

4.1.	Existence; Good Standing	23
4.2.	Authorization	23
4.3.	Enforceability	23
4.4.	No Conflicts	23
4.5.	Consents	24
4.6.	No Litigation	24
4.7.	Financing	24
4.8.	Brokers’ Fees	24
4.9.	Tax Status	24
ARTICLE 5 COVENANTS		24
5.1.	Information Rights	24
5.2.	Inspections and Audits of Seller	25
5.3.	Efforts to Consummate Transactions	26
5.4.	Further Assurances	26
5.5.	Signing Deliveries	26
5.6.	Back-Up Security Interest	26
5.7.	Use of Names	26
5.8.	Confidentiality	27
5.9.	Reports; Payments on Account of the Purchased Receivables	28
5.10.	License Agreement	29
5.11.	Listed Patent Rights	30
5.12.	Termination of the License Agreement	31
5.13.	Tax Matters	31
5.14.	Acknowledgment by Purchaser; Limitation of Seller’s Duties and Obligations	32
ARTICLE 6 THE CLOSING		33
6.1.	Closing	33
6.2.	Payment of Purchase Price	33
6.3.	Bill of Sale	33
6.4.	Payment Direction and Confidentiality Letter	33
6.5.	Tax Forms	33
ARTICLE 7 INDEMNIFICATION		33
7.1.	Indemnification by Purchaser	33
7.2.	Indemnification by Seller	34
7.3.	Procedures	34

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7.4.	Limitations	36
7.5.	No Implied Representations or Warranties	37
7.6.	Exclusive Remedy	37
ARTICLE 8 TERMINATION		37
8.1.	Termination Date	37
8.2.	Effects of Termination	37
8.3.	Survival	38
ARTICLE 9 MISCELLANEOUS		38
9.1.	Survival of Representations and Warranties	38
9.2.	Notices	39
9.3.	Successors and Assigns	40
9.4.	Independent Nature of Relationship	41
9.5.	No Personal Liability	41
9.6.	Third Party Beneficiaries	41
9.7.	Entire Agreement	41
9.8.	Headings	42
9.9.	Governing Law	42
9.10.	Jurisdiction; Venue	42
9.11.	Severability	43
9.12.	Business Day Requirements	43
9.13.	Amendments; No Waivers	43
9.14.	Cumulative Remedies	43
9.15.	Construction	43
9.16.	Counterparts	44

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Exhibit A: Form of Bill of Sale

Exhibit B: Listed Patent Rights

Exhibit C: Seller Disclosure Schedule

-iv-

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT (this “Agreement”) dated as of May 12, 2023 (the “Execution Date”) is between uniQure biopharma BV (“Seller”), a corporation organized under the laws of the Netherlands, and HemB SPV, L.P., a Delaware limited partnership (“Purchaser” and collectively with Seller, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Seller is a party to the License Agreement (as defined below); and

WHEREAS, Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, Seller’s rights, title, and interests in and to the Purchased Receivables, upon and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

DEFINED TERMS

The following terms, as used herein, will have the following respective meanings:

1.1	“Accounting Firm” has the meaning set forth in Section 5.2 (Inspections and Audits of Seller).
1.2

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.  For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least [***]% of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least [***]% of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.3	“Agreement” has the meaning set forth in the preamble.
1.4

“Applicable Law” means collectively all laws, statutes, rules, regulations, ordinances, decrees, and judicial and administrative orders, and Judgments of any applicable Governmental Authority that govern or otherwise apply to a Party.

1.5	“Back-Up Security Interest” has the meaning set forth in Section 2.1.2 (Financing Statements).
1.6

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of any jurisdiction in the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect affecting the rights of creditors generally.

1.7	“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Seller and Purchaser substantially in the form of Exhibit A.
1.8

“BLA” means a Biologics License Application, as defined in the United States Public Health Service Act (42 U.S.C. § 262), and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application and is the relevant equivalent to the foregoing, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.9

“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York (USA) or Amsterdam, Netherlands are authorized or required by Applicable Law to remain closed.

1.10	“Business Representations” has the meaning set forth in Section 9.1 (Survival of Representations and Warranties).
1.11

“Cap Amount” means, as of the date of determination thereof during the Term, the applicable Cap Multiplier multiplied by the Purchase Price paid to Seller as of such date, minus the Cap Payment (if applicable).

1.12	“Cap Date” means the first date on which the Total Net Amount as of such date equals the Cap Amount.
1.13	“Cap Multiplier” means, as of the date of determination thereof during the Term, (a) if such date is on or prior to June 30, 2032, then 185%, and (b) if such date is after June 30, 2032, then 225%.
1.14	“Cap Payment” has the meaning set forth in Section 2.5 (Cap Payment Option).
1.15	“Closing” has the meaning set forth in Section 6.1 (Closing).
1.16	“Closing Date” has the meaning set forth in Section 6.1 (Closing).
1.17	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
1.18

“Confidential Information” means, collectively, all proprietary and non-public information (whether written or oral, or in electronic or other form, and whether furnished on or after the Execution Date) concerning, or relating in any way, directly or indirectly, to Seller, this Agreement, the License Agreement, Royalty Payments, or the Receivables, including (a) any license, sublicense, or other agreements involving or relating in any way, directly or indirectly, to the Receivables or the intellectual property, materials, or products (including the Product) giving rise to the Receivables, whether or not such licenses, sublicenses, or other agreements currently exist, are executed after the Execution Date, have been or are amended, or have been previously terminated, and including all terms and conditions hereof and thereof and the identities of the parties thereto, (b) any Reports, the

License Agreement, the Receivables, or the intellectual property, materials, or products giving rise to the Receivables, and including reports, data, information, materials, notices, correspondence, or documents of any kind delivered pursuant to or under this Agreement or any of the other agreements referred to in clause (a), and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments, or any other intellectual property, trade secrets, or information involving or relating in any way, directly or indirectly, to the Receivables or the materials or products (including the Product) giving rise to the Receivables.  Notwithstanding the foregoing, “Confidential Information” will not include any information that (i) was known by Purchaser at the time such information was disclosed to Purchaser, its Affiliates or its or its Affiliates’ Representatives in accordance herewith or in accordance with the Confidentiality Agreement, as evidenced by its written records or other competent evidence; (ii) was or becomes part of the public domain (other than as a result of a disclosure by Purchaser, its Affiliates, or its or its Affiliates’ Representatives in violation of such disclosing Person’s confidentiality obligations); (iii) becomes known to Purchaser on a non-confidential basis from a source other than Seller, its Affiliates, or its and its Affiliates’ Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Purchaser, its Affiliates or its or its Affiliates’ Representatives); provided that such source (A) had the right to disclose such information to Purchaser (without breaching any legal, contractual or fiduciary obligation to Seller or any of its Affiliates) and (B) did not obtain such information directly or indirectly from, or on behalf of, Seller, its Affiliates or its or its Affiliates’ Representatives; or (iv) is or has been independently developed by Purchaser, its Affiliates, or its or its Affiliates’ Representatives without use of or reference to the Confidential Information.

1.19	“Confidentiality Agreement” means that certain Confidential Disclosure Agreement, between Seller and Purchaser, dated as of December 12, 2022.
1.20

“Confidentiality Breach” means, with respect to the disclosure of any notice, demand, certificate, correspondence, report, or other communication under the License Agreement (or any information contained therein) to Purchaser, that such disclosure would, based upon the written guidance of nationally recognized outside legal counsel, constitute a breach by Seller of its confidentiality obligations under the License Agreement.

1.21

“Deposit Account Control Agreement” means the deposit account control agreement (or equivalent thereto in the Netherlands) entered into by the Depositary Bank, Purchaser, and Seller, as amended, supplemented or otherwise modified from time to time and any replacements thereof, in form and substance reasonably acceptable to Purchaser and Seller.

1.22

“Depositary Bank” means such bank or other financial institution approved by Purchaser and Seller located in the Netherlands or, if a deposit account with protections for Purchaser similar to those afforded by a “deposit account” (as defined in Article 9 of the UCC), then in the U.S., including any successor Depositary Bank appointed pursuant to Section 2.9 (Lockbox Account).

1.23	“Disputes” has the meaning set forth in Section 3.15.7 (Intellectual Property Matters)

1.24	“Dollar” or the sign “$” means United States dollars.
1.25	“EMA” means the European Medicines Agency, or any successor agency thereto.
1.26

“E.U.” means those countries within the economic, scientific, and political organization of member states of the European Union, as it may be constituted from time to time, relying upon the central regulatory approval of AMT-061 by the EMA.

1.27

“Excluded Assets” means, individually and collectively: (a) the Seller IP Assets, (b) any Royalty Payments to the extent attributable to Net Sales with respect to Licensed Products prior to [***] or after the Cap Date; (c) any Royalty Payments to the extent in excess of the Purchaser Percentage Interest; and (d) any and all other rights of Seller, including to payment, compensation, or consideration, under or in respect of the License Agreement (other than (i) rights, payments, and amounts paid or payable under the License Agreement in lieu of Royalty Payments (e.g., Proceeds pursuant to any enforcement of the Listed Patent Rights in accordance with Section 5.11.4), (ii) the Purchased Receivables, and (iii) any Proceeds payable to Seller as a result of actions taken by Seller in accordance with Section 5.10 (License Agreement) or Section 5.11.4 (Listed Patent Rights) hereof that are to be shared with Purchaser in accordance with such Section).

1.28	“Excluded Liabilities and Obligations” has the meaning set forth in 2.3 (No Assumed Obligations).
1.29	“Execution Date” has the meaning set forth in the preamble.
1.30	“Existing In-License Payments” means the portion of each Royalty Payment due from Seller to any Third Party under an Existing In-License in respect of Net Sales of the Product.
1.31	“Existing In-Licenses” means the agreements set forth on Exhibit C.
1.32	“Exploitation” means the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution, or other commercialization.
1.33	“FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.34	“Financing Statements” has the meaning set forth in Section 2.1.2 (Purchase and Sale).
1.35

“Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, regulatory body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division of any of the foregoing, or any governmental arbitrator or arbitral body).  Governmental Authorities include all Regulatory Authorities.

1.36	“Indemnification Cap” has the meaning set forth in Section 7.4 (Limitations).

1.37	“Indemnified Party” means a Seller Indemnified Party or Purchaser Indemnified Party, as applicable.
1.38

“Indemnified Tax” means any non-U.S. withholding Tax (other than a Purchaser Connection Tax) withheld by or on behalf of Seller in respect of any payments made by or behalf of Seller to Purchaser or any permitted assignee under this Agreement; provided that Purchaser or its permitted assignee, as applicable, is a U.S. Person at the time such Tax is withheld.  For the avoidance of doubt, if Purchaser assigns its rights under this Agreement to a permitted assignee, any non-U.S. withholding Tax imposed on any consideration paid by the permitted assignee to Purchaser for such assignment shall not be considered an Indemnified Tax (i.e., no such consideration payable by the permitted assignee shall be considered paid by or on behalf of the Seller for purposes of this definition).

1.39	“Insolvency Event” means the occurrence of any of the following with respect to Seller:
(a)

(i) an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking (A) relief in respect of Seller, or of a material part of the Purchased Receivables, under any Bankruptcy Law now or hereafter in effect, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for Seller or for a material part of the Purchased Receivables, or (C) the winding-up or liquidation of Seller, in each case, which proceeding or petition continues undismissed for 90 days or (ii) an order of a court of competent jurisdiction approving or ordering any of the foregoing is entered;

(b)

Seller (i) voluntarily commences any proceeding or files any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (ii) applies for the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for Seller or for a material part of the Purchased receivables, (iii) consents to the entry of an order of a court of competent jurisdiction described in clause (a)(ii) of this definition, (iv) makes a general assignment for the benefit of creditors, or (v) winds up or liquidates (except as permitted under this Agreement); or

(c)	Seller takes any action authorizing its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a) or (b) of this definition.
1.40	“Instruction to Payor” has the meaning set forth in Section 2.9.1 (Lockbox Account).
1.41	“Judgment” means any judgment, order, writ, injunction, citation, award, or decree of any nature.
1.42

“Knowledge” means, with respect to Seller, the current actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Vice President, Intellectual Property, and President, Research & Development.

1.43	“License Agreement” means that certain commercialization and license agreement dated as of June 24, 2020, between Seller and Licensee, as amended or otherwise modified from time to time.

1.44	“Licensed Product” has the meaning set forth in the License Agreement as of the Execution Date.
1.45	“Licensee” means CSL Behring LLC, a Delaware limited liability company.
1.46

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement in the nature of a security interest, in each case, to secure payment of a debt or performance of an obligation

1.47

“Listed Patent Rights” means those Patent Rights set forth on Exhibit B, including the following for each: (a) the application number; (b) the patent or registration number, if any; (c) the country or other jurisdiction where the Patent Right was issued, registered, or filed; and (d) the registered owner thereof.

1.48

“Lockbox Account” means the “deposit account” (as defined in Article 9 of the UCC, or equivalent account in the Netherlands), investment account, or other account in which funds are held or invested to or for the credit or account of Purchaser, established and maintained at any Depositary Bank solely for the purpose of receiving remittance of the Purchased Receivables and disbursement thereof as provided herein, and any successor Lockbox Account entered into in accordance with Section 2.9 (Lockbox Account).

1.49

“Loss” means any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, Judgment, award, assessment, claim, or cause of action.

1.50

“Marketing Approval” means, a BLA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification, as applicable, necessary to market the Product approved by the corresponding Regulatory Authority in the Territory, as applicable, including pricing and reimbursement approvals where required.

1.51

“Material Adverse Effect” means any one or more of: (a) a material adverse effect on the right or ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents, (b) a material adverse effect on the validity or enforceability of the Transaction Documents against Seller or the rights of Purchaser thereunder, (c) a material adverse effect on the rights of Seller under the License Agreement, or (d) an adverse effect on the timing, duration, or amount of the Purchased Receivables.

1.52	“Milestone Event” has the meaning set forth in Section 2.2 (Purchase Price).
1.53	“Milestone Payment” has the meaning set forth in Section 2.2 (Purchase Price).
1.54	“Net Sales” has the meaning set forth in the License Agreement as of the Execution Date.
1.55	“Non-Warranting Parties” has the meaning set forth in 9.5.1 (No Personal Liability).

1.56	“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office.
1.57

“Patent Rights” means (a) all patents and patent applications in any country or region, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.58

“Payment Direction and Confidentiality Letter” means that certain Payment Direction and Confidentiality Letter dated as of the Closing Date executed by Seller and Purchaser in a form reasonably acceptable to Seller and Purchaser.

1.59	“Percentage Interest” means, with respect to Purchaser, [***]% minus the Seller Percentage Interest and, with respect to Seller, the Seller Percentage Interest.
1.60	“Permitted Liens” means the following:
(a)

statutory or common law Liens of landlords and Liens of carriers, warehousemen, distributors, mechanics, materialmen, and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(b)	Liens created in favor of Purchaser pursuant to this Agreement;
(c)

servitudes, easements, rights of way, restrictions, and other similar encumbrances on real property imposed by any law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property, or minor imperfections in title thereto that, individually and in the aggregate, are not material, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of the business of Seller or any of its Affiliates;

(d)	Liens arising out of conditional sale, title retention, consignment, or similar arrangements for the sale of goods entered into in the ordinary course of business;
(e)	any interest or title of a lessor or sublessor under any lease or sublease entered into in the ordinary course of business; and
(f)	Liens on property of the Seller existing on the Execution Date and listed on Schedule 1.60 of Exhibit C.

1.61

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, joint stock company, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.62

“Proceeds” means any amounts actually recovered by Seller from any Person as a result of any settlement or resolution of any actions, suits, proceedings, claims, or disputes (a) relating to, and to the extent involving, the failure by Licensee to make any Royalty Payments, to the extent included in the Receivables or (b) pursuant to and under the conditions set forth in Section 12.5.4 (Recoveries) of the License Agreement.

1.63	“Product” means AMT-061, in any dosage strength, concentration, or formulation, marketed in the United States as HEMGENIX®, and any and all other Licensed Products.
1.64

“Product Rights” means any and all of the following, as they exist throughout the Territory: (a) Seller IP Assets, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to the Product, (c) the Existing In-Licenses, and (d) the License Agreement.

1.65	“Purchase Price” has the meaning set forth in Section 2.2 (Purchase Price).
1.66

“Purchased Receivable Payments” means, for each calendar quarter during the Purchased Receivable Period in each country in the Territory, on a country-by-country basis, an amount payable to Purchaser equal to all aggregate Purchased Receivables in each country in the Territory during the Purchased Receivable Period in such country; provided that the Purchased Receivable Payments, in the aggregate, will not exceed the Cap Amount.

1.67	“Purchased Receivable Period” means the period beginning on the Royalty Commencement Date and ending on the earlier of (a) December 31, 2038 and (b) the Cap Date.
1.68	“Purchased Receivable Report” has the meaning set forth in Section 5.9.1.
1.69

“Purchased Receivables” means, on any date during the Purchased Receivable Period for a given country in the Territory, (a) the Net Sales of the Product in such country in the Territory, as reflected in the applicable Royalty Report for such date and included in the applicable Royalty Payment for such date, plus (b) any interest on any amounts referred to in the immediately foregoing clause (a) payable by Licensee and actually received by Seller pursuant to Section 8.11 (Late Payments) of the License Agreement, then minus (c) any Royalty Deductions actually taken in respect of such Net Sales of the Product in such country in the Territory, as reflected in the applicable Royalty Report and factored into the applicable Royalty Payment and then multiplied by (d) the Purchaser Percentage Interest on such date (which formula will be the amount equal to [((a) + (b)) – (c)] * (d)).  Notwithstanding any provision to the contrary set forth in this Agreement, the Purchased Receivables exclude all Excluded Assets.

1.70	“Purchaser” has the meaning set forth in the preamble.

1.71	“Purchaser Account” has the meaning set forth in Section 5.9.2 (Payments on Account of the Purchased Receivables).
1.72

“Purchaser Connection Tax” means any Tax to the extent imposed by reason of (a) any connection of Purchaser with the jurisdiction of the applicable taxing authority other than a connection arising from this Agreement or any transactions contemplated hereunder of (b) any failure of Purchaser to timely provide any applicable documentation that is reasonably requested by the Seller and that Purchaser is legally eligible to provide.

1.73	“Purchaser Expenses” has the meaning set forth in Section 2.8 (Purchaser Expenses).
1.74	“Purchaser Fundamental Representations” has the meaning set forth in Section Article 9 (Survival of Representations and Warranties).
1.75	“Purchaser Indemnified Party” has the meaning set forth in Section 7.2 (Indemnification by Seller).
1.76	“Purchaser Percentage Interest” means (a) during the Purchased Receivable Period, [***]% and (b) after the Purchased Receivable Period, [***]%.
1.77	“Rebate Payment” has the meaning set forth in Section 2.6 (Purchaser Rebate).
1.78

“Receivables” means (a) each Royalty Payment to the extent attributable to Net Sales of the Product sold in a country in the Territory during the Purchased Receivable Period, and (b) any interest on any amounts referred to in the immediately foregoing clause (a) payable by Licensee and actually received by Seller pursuant to Section 8.11 (Late Payments) of the License Agreement.

1.79

“Regulatory Authority” means any national or supranational Governmental Authority, including the FDA, the EMA, or such equivalent regulatory authority, or any successor agency thereto, that has responsibility for granting a Marketing Approval.

1.80

“Reports” means any Royalty Reports, Purchased Receivable Reports, assignments, notices, requests, correspondence, or other information furnished pursuant to this Agreement (including Article 5 (Covenants)).

1.81

“Representatives” means, with respect to any Person, the directors, board members, managers, officers, employees, agents, limited partners, investors, or advisors (including attorneys, accountants, consultants, scientists, and financial advisors) of such Person.

1.82	“Responsible Seller Party” means any employee of Seller referred to in the definition of “Knowledge” and any successor to such employee.
1.83	“Retained Receivables” means, on any date during the Purchased Receivable Period in a country in the Territory, the Receivables in such country minus the Purchased Receivables in such country.
1.84	“Royalty Commencement Date” means, for all countries in the Territory, [***].

1.85

“Royalty Deductions” means any adjustments, modifications, offsets, credits, reductions, or deductions to the Royalty Payments made pursuant to Section 8.3.2 (Royalty Reductions) of the License Agreement.

1.86

“Royalty Parties” means Purchaser, Seller, and any other Person(s) to whom Seller may sell, transfer, assign, or convey any rights, title, or interests in or to all or a portion of the Retained Receivables; provided that, for the avoidance of doubt, the term “Royalty Parties” will not include (a) any Person that obtains an interest in all or a portion of the Retained Receivables solely by reason of such Person being an inventor of any of the intellectual property giving rise to the Receivables or (b) a Person (other than Seller) that acquires an interest in the Retained Receivables directly or indirectly from a Person described in clause (a) above.

1.87

“Royalty Payment” means each royalty payment payable by Licensee pursuant to Section 8.3 (Royalties) of the License Agreement in respect of Net Sales of the Licensed Product sold in a country in the Territory after giving effect to all applicable Royalty Deductions in such countries in the Territory.

1.88

“Royalty Report” means the reports required to be delivered by Licensee pursuant to Section 8.3.3 (Royalty Payments and Reports) of the License Agreement, to the extent such reports relate to a Royalty Payment in the Territory.

1.89

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts, or other notices of action issued or instigated by Seller, any of its Affiliates, or any Regulatory Authority, relating to an alleged lack of safety or regulatory compliance of the Product in the Territory.

1.90	“Seller” has the meaning set forth in the preamble.
1.91	“Seller Account” has the meaning set forth in Section 5.9.4 (Payments on Account of the Purchased Receivables).
1.92	“Seller Fundamental Representations” has the meaning set forth in Section Article 9 (Survival of Representations and Warranties).
1.93	“Seller Indemnified Party” has the meaning set forth in Section 7.1 (Indemnification by Purchaser).
1.94

“Seller IP Assets” means, individually and collectively, (a) the uniQure Patent Rights (as defined in the License Agreement), (b) the Listed Patent Rights, and (c) any other intellectual property or other proprietary rights of any kind that are owned or held by, or licensed to, Seller.

1.95

“Seller Percentage Interest” means, for a given country in the Territory, (a) during the Purchased Receivable Period, 1 minus the ratio of (i) the Purchased Receivables in such Purchased Receivable Period divided by (ii) the Receivables in such Purchased Receivable Period, then multiplied by 100% and (b) during any and all periods prior to or after the Purchased Receivable Period, 100%.

1.96	“Seller W-8” has the meaning set forth in Section 6.5 (Tax Forms).
1.97	“Sublicensee” means any sublicensee of Licensee under the License Agreement.
1.98

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

1.99

“Term” means the period commencing on the Execution Date and ending on the earlier of (a) the Cap Date, (b) the expiration of the Purchased Receivables Period for all countries in the Territory, or (c) the effective date of termination of the License Agreement.

1.100	“Termination Date” has the meaning set forth in Section 8.1 (Termination Date).
1.101	“Territory” means worldwide.
1.102	“Third Party” means any Person other than Seller or Purchaser or their respective Affiliates.
1.103

“Total Net Amount” means, as of any date, (a) the aggregate amount of all payments remitted to, or otherwise received by, Purchaser on or prior to such date pursuant to the Transaction Documents, including (i) all payments in respect of Purchased Receivables pursuant to Section 5.9 (Reports; Payment on Account of the Purchased Receivables) (or otherwise), (ii) the aggregate amount of Proceeds that are remitted to, or otherwise received by, Purchaser pursuant to Section 5.10.3 (License Agreement) or Section 5.11.4 (Listed Patent Rights), and (iii) if applicable, the Rebate Payment made by Seller pursuant to Section 2.6 (Purchase Rebate), less (b) (i) all overpayments of Royalty Payments in a country in the Territory required to be, and actually, reimbursed to Licensee pursuant to Section 5.2 (Inspections and Audits of Seller) (or otherwise) on or prior to such date (but only to the extent that such overpayments have been included in the calculation of the Total Net Amount under the immediately preceding clause (a)), and (ii) the aggregate amount of all costs and expenses actually paid by Purchaser (and not actually reimbursed to Purchaser, whether by Seller or any other Person) on or prior to such date pursuant to Section 5.10.3 (License Agreement); provided that any amounts withheld by or on behalf of Seller (or paid directly by Purchaser if asserted, assessed, or otherwise claimed by a Tax authority as a result of a failure to make such withholding) in respect of Indemnified Taxes shall not be included in the Total Net Amount.

1.104	“Transaction Documents” means this Agreement and the Bill of Sale.
1.105	“U.S. Person” means any “United States person” within the meaning of Section 7701(a)(30) of the Code.
1.106	“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.107	“Update Report” has the meaning set forth in Section 5.1 (Information Rights).
1.108	“Withheld Party” has the meaning set forth in Section 5.13.1 (Tax Matters).
1.109	“Withholding Party” has the meaning set forth in Section 5.13.1 (Tax Matters).

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED RECEIVABLES

2.1.	Purchase and Sale.
2.1.1.

Transfer of Purchased Receivables.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, assign, and convey to Purchaser, and Purchaser will purchase, acquire, and accept from Seller, Seller’s rights, title, and interests in and to the Purchased Receivables, free and clear of any and all Liens.

2.1.2.

Financing Statements.  It is the intention of the Parties that the sale, transfer, assignment, and conveyance contemplated by this Agreement be, and is, a true, complete, absolute, and irrevocable sale, transfer, assignment, and conveyance by Seller to Purchaser of all of Seller’s rights, title, and interests in and to the Purchased Receivables.  The Purchaser intends to treat the purchase of the Purchased Receivables as a true sale on its books.  Neither Seller nor Purchaser intends the transactions contemplated by this Agreement to be characterized or treated as (other than for financial reporting and accounting purposes) a loan from Purchaser to Seller or a financing transaction or a borrowing.  It is the intention of the Parties that the beneficial interest in and title to the Purchased Receivables and any “proceeds” (as such term is defined in the UCC) thereof will not be part of Seller’s estate in the event of the filing of a petition by or against Seller under any Bankruptcy Laws. Each of Seller and Purchaser hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute, and irrevocable sale, transfer, assignment, and conveyance by Seller to Purchaser of all of Seller’s rights, title, and interests in and to the Purchased Receivables under Applicable Law, which waiver will, to the maximum extent permitted by Applicable Law, be enforceable against Seller in any Insolvency Event relating to Seller.  Accordingly, Seller will treat the sale, transfer, assignment, and conveyance of the Purchased Receivables as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and Seller hereby authorizes Purchaser to file UCC financing statements and any comparable filings in the Netherlands (if applicable) (and continuation statements with respect to such financing statements when applicable) (the “Financing Statements”) naming Seller as the debtor and Purchaser as the secured party in respect to the Purchased Receivables.  Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to Purchaser in the event that, despite the intent of the Parties, the sale, transfer, assignment, and conveyance contemplated hereby is hereafter held not to be a sale, Seller does hereby grant to Purchaser, as security for the payment of the Purchased Receivables due to

Purchaser as provided herein, a security interest in and to all rights, title, and interests in, to, and under the Purchased Receivables, and Seller does hereby authorize Purchaser, from and after the Closing, to file such Financing Statements (and continuation statements with respect to such Financing Statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”).

2.2.

Purchase Price.  In full consideration for the sale, transfer, assignment, and conveyance of the Purchased Receivables, and subject to the terms and conditions set forth herein, Purchaser will pay (or cause to be paid) to Seller, or Seller’s designee, the following amounts:

2.2.1.

$375,000,000, in immediately available funds by wire transfer to the Seller Account on the Closing Date, without any deduction for any withholding or other Taxes, except as required by Applicable Law and in accordance with Section 6.2.1 (Payment of Purchase Price) (the “Closing Price”); provided that, so long as Seller’s representation in Section 3.19 remains true as of the Closing Date and the Seller has provided the Seller W-8 to Purchaser prior to Closing, Purchaser shall not withhold or deduct any U.S. federal withholding tax unless required to do so as the result of a change in Applicable Law between the date hereof and the Closing Date; and provided, further, that, while Purchaser is not currently aware of any non-U.S. tax required to be deducted or withheld from the payment of the Closing Price to the Seller hereunder, Seller acknowledges and agrees that if Purchaser subsequently becomes aware of any non-U.S. withholding obligation prior to Closing, then Purchaser shall be entitled to withhold and shall not be obligated to pay any additional amounts to Seller in respect of such withholding; provided that, if Purchaser fails to provide Seller with notice of such non-U.S. withholding at least five Business Days prior to Closing (as is required by Section 5.13.1), then Seller shall have the right, but not the obligation, to delay Closing until the sixth Business Day after such notice is given; and

2.2.2.

A one-time milestone payment in the event that the aggregate Net Sales of the Product in the Territory during the 12 month period ending December 31, 2024 exceed $[***] (the “Milestone Event”), in the amount of $25,000,000 payable in cash no later than 15 Business Days after Purchaser’s receipt of a Purchased Receivable report indicating the achievement of the Milestone Event, or at the sole election of Purchaser, Purchaser shall instruct the Depositary Bank to deduct this amount against each subsequent quarterly Purchased Receivable Payment due to Purchaser and pay such amount to Seller no later than 12 Business Days after the Depositary Bank’s receipt of such Purchased Receivable Payment(s) (or upon Purchaser’s receipt of Purchased Receivables from the Lockbox Account, if earlier),  until such milestone payment has been fully applied (the “Milestone Payment” and to the extent the Milestone Payment is actually paid to Seller, and together with the Closing Price, the “Purchase Price”).

2.3.	No Assumed Obligations. Notwithstanding any provision to the contrary in this Agreement, or any other writing, Purchaser is purchasing, acquiring, and accepting only the Purchased Receivables and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement.  All such liabilities and obligations of Seller or Seller’s Affiliates will be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

2.4.

Excluded Assets.  Purchaser does not, by purchase, acquisition, or acceptance of the rights, title, or interests granted hereunder to the Purchased Receivables, purchase, acquire, or accept any rights, title, or interests in or to any Excluded Assets.  Notwithstanding any provision to the contrary set forth in this Agreement, Seller will retain all of its rights, title, and interests in and to all Excluded Assets, and all Excluded Assets will be excluded from the sale, transfer, assignment, and conveyance to Purchaser under this Agreement.

2.5.

Cap Payment Option.  Seller will have the option to make a one-time payment to Purchaser in the amount of $[***] (the “Cap Payment”), which Cap Payment will reduce the Cap Amount on a dollar-for-dollar basis, effective as of the date of the Cap Payment, for purposes of determining the Cap Date.  Seller may make the Cap Payment to Purchaser any time during the Term.

2.6.

Purchaser Rebate.  In the event that the aggregate Net Sales of the Product in the Territory during the 12 month period ending December 31, 2024 do not equal at least $[***], Seller will pay (or cause to be paid) to the Lockbox Account for the benefit of Purchaser, the amount of $25,000,000, in cash, payable no later than three (3) Business Days following receipt by Purchaser of the first Sales Milestone Payment (as defined in the License Agreement) pursuant to Section 8.2.2 of the License Agreement after December 31, 2024 (the “Rebate Payment”).

2.7.

No Credits or Refunds.  The Closing Price, the Milestone Payment, and the Rebate Payment, if applicable, will be non-creditable and non-refundable, and except as required by Applicable Law, such payments will not be subject to any withholding or offset or reduction for any Tax; provided that the tax certifications described in Section 6.5 remain valid.

2.8.

Expenses.  Purchaser shall provide to Seller, at least two (2) Business Days prior to the Closing, reasonable documentation with respect to all Third Party expenses incurred by Purchaser and its Affiliates in connection with the negotiation of, and entry into, this Agreement, and the consummation of the transactions contemplated hereby (the “Purchaser Expenses”).

2.9.	Lockbox Account.
2.9.1.

Instruction Letter.  Seller will, on or prior to [***] (or, if a deposit account with protections for Purchaser similar to those afforded by a “deposit account” (as defined in Article 9 of the UCC) can not be opened in the Netherlands and Seller must open a deposit account in the U.S., then as promptly as reasonably practicable following such determination), enter into a Deposit Account Control Agreement with the Depositary Bank with respect to the Lockbox Account.  Seller will deliver instructions to Licensee (the “Instruction to Payor”) with respect to any Purchased Receivables (which instruction will be in form and substance reasonably satisfactory to Purchaser) to remit such Purchased Receivables to the Lockbox Account; provided that if Seller has not established a Depository Account in the Netherlands on or prior to [***], then, notwithstanding any provision to the contrary set forth in this Agreement, (a) Seller will prepay [***]% of the royalty payments due to Purchaser as Purchased Receivables as set forth in the Flash Report (as defined in the License Agreement, with such [***]% premium known as the “Premium”) no later than [***], and in such case, Seller will immediately commence establishing a deposit account in the U.S. pursuant to a Deposit Account Control Agreement, and (b) Purchaser will direct the Depositary Bank to pay any and all such Premiums of such Purchased Receivables (including, in the event of any dispute with respect thereto, any undisputed portions thereof) to Seller no later than 12 Business Days following the establishment of such Deposit Account Control Agreement.  To the extent any Purchased Receivables are paid directly to Seller, Seller will remit to Purchaser all such amounts within 15 Business Days after Seller becoming aware of its receipt of any such funds.

2.9.2.

Transfer of Funds.  Purchaser will have the right to exercise all of its rights and remedies under this Agreement with respect to the Purchased Receivables deposited to the Lockbox Account, including directing the Depositary Bank to transfer all of the funds in respect of the Purchased Receivables in the Lockbox Account to Purchaser.  To the extent any Excluded Assets are paid to the Lockbox Account, Purchaser will, absent any dispute between the Parties with respect thereto, direct the Depositary Bank to pay such amounts (including, in the event of any dispute with respect thereto, any undisputed portions thereof) to Seller no later than 12 Business Days following the Depositary Bank’s receipt thereof.

2.9.3.

Replacement Lockbox Account.  Seller will have no right to terminate the Lockbox Account or to establish a replacement Lockbox Account with a replacement Depositary Bank without Purchaser’s prior written consent.  For purposes of this Agreement, any reference to the “Lockbox Account”, “Depositary Bank,” and “Deposit Account Control Agreement” will refer to such replacement Lockbox Account, Depositary Bank, or Deposit Account Control Agreement, as the context requires.

ARTICLE 3

REPRESENTATIONS OF SELLER

Except as set forth on Exhibit C, Seller hereby represents to Purchaser as of the Execution Date as follows:

3.1.

Existence.  Seller is a private company duly organized, validly existing, and in good standing under the laws of the Netherlands.  Seller has all legal powers and all licenses, authorizations, consents, and approvals required to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licenses, authorizations, consents, and approvals necessary, except where the failure to be so licensed, authorized, consented, and approved has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2.

Authorization.  Seller has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller.

3.3.

Enforceability.  This Agreement has been duly executed and delivered by an authorized officer of Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

3.4.

No Conflicts.  The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of association of Seller, (b) contravene or conflict with or constitute a material default under any law binding upon or applicable to Seller, or (c) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to Seller.

3.5.

Consents.  Except for the consents that will have been obtained on or prior to the Closing, the Financing Statements contemplated by Section 2.1.2 (Financing Statements), the Deposit Account Control Agreement with the Depositary Bank with respect to the Lockbox Account, or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration, notice, or filing with or of any Governmental Authority or other Person is required to be done or obtained by Seller in connection with (a) the execution and delivery by Seller of this Agreement, (b) the performance by Seller of its obligations under this Agreement (including delivery of any Reports to Purchaser and its Affiliates and their respective Representatives), or (c) the consummation by Seller of any of the transactions contemplated by this Agreement.

3.6.	Compliance.
3.6.1.

All applications, submissions, information, and data related to the Product in the Territory submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of Seller, were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections, or modification to such applications, submissions, information, or data required under Applicable Laws or regulations to be made by or on behalf of Seller have been submitted to the necessary Regulatory Authorities.

3.6.2.

Neither Seller nor any of its Affiliates has committed any act, made any statement, or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA to invoke its policy with respect to “Fraud, Untrue

Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any Applicable Laws or regulations.

3.6.3.

Seller has provided to Purchaser, at least five (5) days prior to the date hereof, in a data room available to Purchaser true and correct copies or summaries of all material written communications sent or received by Seller and any of its Affiliates to or from any Regulatory Authorities in the Territory, as applicable, that relate to the Product since [***], provided that, with respect to any request of Purchaser made within ten (10) days prior to the date hereof, Seller has provided such copies or summaries to Purchaser at least one (1) Business Day prior to the date hereof.

3.6.4.

None of Seller, any of its Affiliates and, to the Knowledge of Seller, any Third Party manufacturer of any Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material correspondence or notice alleging violations of Applicable Laws and regulations enforced by the FDA, or any comparable correspondence from any other Regulatory Authority in the Territory, as applicable, with regard to the Product or the manufacture, processing, packaging, or holding thereof, the subject of which communication is unresolved and if determined adversely to Seller or such Affiliate would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.6.5.

Since [***], (a) there have been no Safety Notices in the Territory, as applicable, (b) there are no unresolved material Product complaints with respect to the Products, and (c) to the Knowledge of Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (i) a material Safety Notice with respect to the Product, or (ii) a material change in the labeling of the Product.  Since [***], neither Seller nor any of its Affiliates has experienced any significant failures in the manufacturing of the Product for clinical use or commercial sale in the Territory, as applicable that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a material and adverse impact on the Purchased Receivables.

3.7.

No Liens; Title to Purchased Receivables.  None of the Product Rights owned by Seller or its Affiliates is subject to any Liens other than Permitted Liens.  None of the material property or assets owned by Seller or its Affiliates, in each case, to the extent specifically related to the Products in the Territory, as applicable, is subject to any Lien, except for Permitted Liens.  Seller has good and marketable title to the Purchased Receivables, free and clear of all Liens, except for any Permitted Liens.  Upon the Closing, Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Purchased Receivables, free and clear of all Liens.

3.8.

Lien-Related Representation and Warranties.  Seller’s exact legal name is, and for the prior five years has been, “uniQure biopharma BV”.  Seller is a private company duly organized, validly existing, and in good standing under the laws of the Netherlands, located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

3.9.

Subordination.  Seller has not caused, by any means, the Purchased Receivables to be subordinated to the rights of any creditor of Licensee or any other Person.  In addition, Seller has not caused and, to the Knowledge of Seller, no other Person has caused, the claims and rights of Purchaser created by this Agreement in and to the Purchased Receivables to be subordinated to any creditor of Licensee or any other Person; provided, however, that Seller makes no representation as to whether Purchaser (or any Person acting on behalf of Purchaser) has caused any such subordination.

3.10.

No Litigation.  There is no pending, or to the Knowledge of Seller, threatened, action, suit, proceeding, or investigation before any Governmental Authority, court, or arbitrator against Seller that, individually or in the aggregate, (a) would reasonably be expected to result in a Material Adverse Effect or (b) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by the Transaction Documents.

3.11.

Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor, or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement other than Moelis & Company (whose fees and commissions are solely the responsibility of Seller).

3.12.

Compliance with Laws.  Seller is not in violation of and, to the Knowledge of Seller, is not under investigation with respect to and has not been threatened to be charged with any material violation of, any Applicable Law or any Judgment, order, injunction, or decree of any Governmental Authority relating to the Product or the License Agreement.

3.13.	Insolvency Event. No Insolvency Event exists regarding Seller or any of its Affiliates.
3.14.

Material Adverse Effect.  To the Knowledge of Seller, (a) except as disclosed to Seller in writing prior to the Execution Date, no event has occurred and no condition exists that would reasonably be expected to result in an adverse effect on the timing, duration, or amount of the Purchased Receivables and (b) no event has occurred and no condition exists that would reasonably be expected to result in any one or more of: (i) a material adverse effect on the right or ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents, (ii) a material adverse effect on the validity or enforceability of the Transaction Documents against Seller or the rights of Purchaser thereunder, or (iii) a material adverse effect on the rights of Seller under the License Agreement.

3.15.	Intellectual Property Matters.
3.15.1.

The Listed Patent Rights, as set forth on Exhibit B, constitute all of the uniQure Royalty Patent Rights (as defined in the License Agreement), except as otherwise disclosed on Section 3.15.1 of Exhibit C.

3.15.2.

For each of the Listed Patent Rights, Seller has indicated on Exhibit B (a) the jurisdictions in which such Patent Right is pending, allowed, granted, or issued, (b) the patent number or patent serial number, and (c) the scheduled initial expiration date, including a notation if such scheduled expiration date includes a term extension.  Seller has clear title to the Listed Patent Rights.

3.15.3.

Except as set forth on Section 3.15.3 of Exhibit C, the Listed Patent Rights that have been issued or granted by the appropriate Patent Office are valid and, to the Knowledge of Seller, enforceable. Seller has not, and to the Knowledge of Seller, Licensee has not, received (a) any opinion of counsel (other than any unsolicited opinion of counsel of any Third Party) that any of the Listed Patent Rights is invalid or unenforceable, or (b) any notice of any claim by any Third Party challenging the validity or enforceability of any of the Listed Patent Rights.

3.15.4.

Except as set forth on Section 3.15.4 of Exhibit C, within each family of related patent filings within the Listed Patent Rights, (a) in each jurisdiction in which a patent has issued, there is at least one valid claim that would be infringed by Licensee’s manufacture, use, import, offering for sale, or sale of the Products, but for Licensee’s rights in the Listed Patent Rights, and (b) in each jurisdiction in which a patent application has been filed but not yet issued, to the knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Vice President, Intellectual Property, and President, Research & Development of Seller, following reasonable inquiry, (i) there is one or more pending claims that, if issued as filed, would cover the manufacture, use, import, offering for sale, or sale of the Licensed Product and (ii) except as available in the prosecution history of the applicable pending claim, there are no facts or circumstances precluding such pending claims from issuing in due course.

3.15.5.

To the Knowledge of Seller, the Listed Patent Rights have been prosecuted in accordance with Applicable Law.  To the Knowledge of Seller, each individual involved in the filing and prosecution of the Listed Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with the United States Patent Office in connection with the filing and prosecution of the Listed Patent Rights.

3.15.6.

To the Knowledge of Seller, (a) there are no unpaid maintenance fees payable by Seller to any Governmental Authority that currently are overdue for any of the Listed Patent Rights and (b) no Listed Patent Rights have lapsed or been abandoned, cancelled, or expired.

3.15.7.

There is no pending or, to the Knowledge of Seller, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree, or other dispute, disagreement, proceeding, or claim (collectively, “Disputes”) challenging the legality, validity, scope, enforceability, or ownership of any of the Listed Patent Rights and that would give rise to any Royalty Deduction against the payments due to Seller under the License Agreement.  To the Knowledge of Seller, there are no pending or threatened Disputes by Licensee, or its Affiliates or sublicensees, challenging the legality, validity, scope, enforceability, or ownership of any of the

Listed Patent Rights or that would give rise to any Royalty Deduction against the payments due to Seller under the License Agreement.  The Listed Patent Rights are not subject to any outstanding injunction, Judgment, order, decree, ruling, change, settlement, or other disposition of a Dispute.  There are no proceedings, other than proceedings in the ordinary course of patent prosecution and except as set forth in Schedule 3.15.7, with respect to the Listed Patent Rights listed on Exhibit B.

3.15.8.

Except as set forth on Section 3.15.8 of Exhibit C, there is no pending action, suit, proceeding, investigation, or claim and, to the Knowledge of Seller, there is no threatened action, suit, proceeding, investigation, or claim, and, to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation, or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation, or distribution of the Product does or could infringe on any patent or other intellectual property rights of any Third Party or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.  To the Knowledge of Seller, there are no patents issued, and no pending patent applications, owned by any Third Party that, if issued, would limit or prohibit, in any material respect, the manufacture, use, or sale of the Product by Seller, Licensee, or any of its respective sublicensees.

3.15.9.

To the knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Vice President, Intellectual Property, and President, Research & Development of Seller, following reasonable inquiry and except as set forth in Section 3.15.9 of Exhibit C, no patent or other intellectual property rights of any other Person has been, or is, or will be, infringed by Licensee, Seller or Purchaser’s Exploitation of the Products. Seller has not received, and to the Knowledge of Seller, Licensee has not received, any opinion of counsel regarding infringement or non-infringement of any patent or other intellectual property rights of any other Person by Licensee’s Exploitation of any Product.

3.15.10.Seller and, to the Knowledge of Seller, Licensee has taken all reasonable precautions to protect the secrecy and confidentiality of the uniQure Know-How (as defined in the License Agreement).

3.15.11.There is no Person who is or claims to be an inventor under any Listed Patent Right who is not a named inventor thereof. The list of inventors named in each issued and unexpired Listed Patent Right listed on Exhibit B is current and complete in accordance with the laws of the jurisdiction in which such Listed Patent Right was issued.

3.15.12.Except as set forth on Section 3.15.12 of Exhibit C, (a) the Listed Patent Rights are not subject to any encumbrance, lien, or claim of ownership by any Third Party, and there are no facts that would preclude Seller from having unencumbered title to the Listed Patent Rights, and (b) Seller has not received any notice of any claim by any Third Party challenging the ownership of the rights of Seller in and to the Listed Patent Rights.

3.15.13.Each Person who has or has had any rights in or to the Listed Patent Rights, including each inventor named on such Listed Patent Rights, has executed a contract, or is otherwise subject to a written instrument, assigning their entire right, title and interest in and to such Listed Patent Rights and the inventions embodied, described or claimed therein, to the owner thereof. With respect to the United States Listed Patent Rights, each such Listed Patent Right includes a duly recorded assignment at the United States Patent and Trademark Office.

3.15.14.Except as set forth on Section 3.15.14 of Exhibit C, on a country by country basis, in at least the United States and E.U., (A) (i)Licensee has not exercised any step-down pursuant Section 8.3.2(a) of the License Agreement, and, (ii) to the Knowledge of Seller, no event or condition exists that, upon notice or passage of time, or both, would permit Licensee to exercise any step-down pursuant to  Section 8.3.2(a) of the License Agreement during the period in which AMT-061 is protected by regulatory exclusivity in the United States and applicable E.U. country; and (B) (i) Licensee has not exercised any step-down pursuant Section 8.3.2(b) of the License Agreement, and (ii) no step-down pursuant to Section 8.3.2(b) of the License Agreement shall occur during the period in which AMT-061 is protected by regulatory exclusivity in the United States and applicable E.U. country.

3.15.15.Seller has not received from Licensee, any notice of termination of the License Agreement or any indication, whether written or oral, of a suggestion or intent to terminate the License Agreement.

3.16.	License Agreement.
3.16.1.

Copy. Schedule 3.16.1 hereto contains a true and complete copy of the License Agreement (including all amendments, supplements, and other modifications or restatements thereto) as of the Execution Date.

3.16.2.

No Unpaid Royalty Payments.  To the Knowledge of Seller, other than the Royalty Payment for the calendar quarter (or portion thereof) ended immediately preceding the Execution Date, if any, there are no unpaid Royalty Payments that have become due or are overdue, and none are expected to become overdue as of the Execution Date, in each case, subject to the terms of the License Agreement.

3.16.3.

No Breaches or Defaults.  Seller is not in material breach of the License Agreement.  To the Knowledge of Seller, no circumstances or grounds exist that would give rise (a) to a claim by Licensee of a material breach of the License Agreement, or (b) to a right of rescission, termination, revision, setoff, or any other rights, in, to, or under the Purchased Receivables.

3.16.4.

No Termination.  (a) To the Knowledge of Seller, nothing has occurred and no condition exists that would permit either party thereto to terminate the License Agreement for material breach, and (b) Seller has not received any notice of termination from Licensee under Section 13.2.1 (Termination Without Cause) of the License Agreement.  Licensee has not provided Seller with notice of termination of the License Agreement, nor any notice that it plans to terminate the License Agreement.

3.16.5.

Validity; Binding.  The License Agreement and each Existing In-License is valid and binding on each other party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles, and is in full force and effect.

3.16.6.

No Sublicenses.  Except as set forth on Schedule 3.16.6, (a) to the Knowledge of Seller, Licensee has not entered into any sublicense under the License Agreement with respect to the Territory, and (b) Seller has not consented to Licensee entering into any sublicense under the License Agreement with respect to the Territory.

3.16.7.	Payments Made. All payments due and payable by Seller or, to the Knowledge of Seller, the Licensee, under the License Agreement have been timely paid.
3.16.8.

No Indemnification Claims.  There have been no claims for indemnification made under Article 11 (Indemnification) of the License Agreement by any Indemnified Party (as defined in the License Agreement).

3.16.9.

No Offset. There are no offsets being taken by Licensee pursuant to Section 8.3.2(c) of the License Agreement, and Seller is not aware of any patents or other intellectual property rights of any other Person that form the basis for an offset pursuant to Section 8.3.2(c) of the License Agreement.

3.16.10.Royalty Payments.  Seller has not:

(a)	forgiven, released, delayed, postponed, or compromised any payment in respect of any Royalty Payments;
(b)	waived, amended, cancelled or terminated, exercised, or, to the Knowledge of Seller failed to exercise, any material rights constituting or relating to the Purchased Receivables;
(c)

except as set forth in Schedule 3.16.10, amended, modified, restated, cancelled, supplemented, terminated, or waived any provision of the License Agreement, or granted any consent thereunder, or agreed to do any of the foregoing;

(d)	exercised any right of rescission, offset, counterclaim, or defense, upon or with respect to the Purchased Receivables, or agreed to do or suffer to exist any of the foregoing;

(e)

sold, leased, pledged, licensed, transferred, or assigned (or attempted to do any of the foregoing) all or any portion of the Purchased Receivables, except in favor of Purchaser pursuant to this Agreement; or

(f)	received any advance payments on any Royalty Payments.

3.16.11.Other Licenses.  Except for the Existing In-Licenses and as set forth on Schedule 3.16.11, the License Agreement constitutes the only agreement (a) to which Seller is a party relating to the Royalty Payments, (b) that relates to Seller’s entitlement to the Purchased Receivables, or (c) that relates to the Development (as defined in the License Agreement) or Commercialization (as defined in the License Agreement) of the Product in the Territory.

3.17.

Disclosure.  Seller has made available to Purchaser all the information that Purchaser has requested for deciding whether to acquire the Purchased Receivables. No representation or warranty of Seller contained in this Agreement, as qualified by Exhibit C, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Knowledge of Seller, omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.

3.18.

Taxes.  No deduction or withholding for or on account of any Tax has been made from any payment by Licensee to Seller under the License Agreement, and, except with respect to U.S. federal withholding tax, Licensee has not requested Seller to establish any entitlement to any treaty benefits in order to avoid any such withholding.

3.19.Withholding.Seller is, and on the Closing Date will be, exempt from U.S. federal withholding Tax on all payments made by Purchaser with respect to the Purchased Receivables by reason of Seller being a qualified resident of the Netherlands for purposes of the U.S./Netherlands tax treaty that is entitled to a zero rate of U.S. federal withholding on both royalties, other income, and interest.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Execution Date as follows:

4.1.	Existence; Good Standing. Purchaser is an entity duly organized, validly existing, and in good standing under the laws of the respective jurisdiction in which it is organized.
4.2.

Authorization.  Purchaser has the requisite limited partnership right, power, and authority to execute, deliver, and perform its obligations under this Agreement.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Purchaser.

4.3.	Enforceability. This Agreement has been duly executed and delivered by an authorized Person of Purchaser and constitutes the valid and binding obligation of Purchaser,

enforceable against Purchaser in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

4.4.

No Conflicts.  The execution, delivery, and performance by Purchaser of this Agreement do not and will not (a) contravene or conflict with the organizational documents of Purchaser, (b) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Purchaser, or (c) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Purchaser.

4.5.

Consents.  Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by Purchaser in connection with (a) the execution and delivery by Purchaser of this Agreement, (b) the performance by Purchaser of its obligations under this Agreement, or (c) the consummation by Purchaser of any of the transactions contemplated by this Agreement.

4.6.

No Litigation.  There is no action, suit, investigation, or proceeding pending or, to the knowledge of Purchaser, threatened before any Governmental Authority to which Purchaser is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

4.7.

Financing.  Purchaser will have sufficient cash to pay the Closing Price at the Closing and when due pursuant to Section 2.2.1 (Purchase Price) and Section 6.2.1 (Payment of Purchase Price).  Purchaser acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

4.8.

Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor, or other intermediary who has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.9.

Tax Status.  Purchaser is, and on the Closing Date will be, exempt from U.S. federal withholding Tax on all payments made by Seller or Licensee with respect to the Purchased Receivables by reason of Purchaser being a U.S. Person.

ARTICLE 5

COVENANTS

The Parties covenant and agree as follows:

5.1.

Information Rights.  From and after the Closing Date, Representatives of Seller will meet at the request of Purchaser (no more often than once per calendar quarter) to discuss, among other things, material commercial, regulatory and intellectual property developments relating to the Products in the Territory, as applicable, (each such meeting and, if applicable, related materials provided in response to Purchaser’s request for additional information, an “Update Report”).  Notwithstanding the foregoing limitations, Seller will also provide Purchaser with such additional information in its possession and control regarding the Product in the Territory, as applicable, included in each Update Report as Purchaser may reasonably request from time to time.  Seller and its controlled Affiliates will prepare and maintain, and will use reasonable efforts to cause its non-controlled Affiliates and Licensee to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Report.  All Reports, and the Confidential Information contained therein, will be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Section 5.8 (Confidentiality).

5.2.

Inspections and Audits of Seller.  Following the Closing, upon at least 30 days’ written notice and during normal business hours, no more frequently than once per calendar year, Purchaser may cause an inspection or audit by an independent public accounting firm of recognized international standing (“Accounting Firm”) to be made of Seller’s books of account for the calendar years prior to the audit for the purpose of determining the correctness of Purchased Receivable Payments made under this Agreement.  Upon Purchaser’s reasonable request, no more frequently than once per calendar year, Seller will use reasonable efforts to exercise any rights it may have under the License Agreement to cause an inspection or audit by an Accounting Firm to be made of the books of account of Licensee for the purpose of determining the correctness of Purchased Receivable Payments made under this Agreement.  All of the out-of-pocket expenses of any inspection or audit requested by Purchaser hereunder (including the fees and expenses of such Accounting Firm designated for such purpose) will be borne solely by Purchaser, unless the Accounting Firm determines that Purchased Receivable Payments previously paid during the period of the audit were underpaid by an amount greater than [***]% of the Purchased Receivable Payments actually paid during such period, in which case such expenses will be borne by Seller.  Such Accounting Firm will enter into a customary confidentiality agreement and an engagement letter reasonably acceptable to Seller (such consent not to be unreasonably withheld, conditioned, or delayed) governing the use and disclosure of Seller’s information disclosed to such Accounting Firm and such Accounting Firm’s acceptance of the procedures set forth in this Section 5.2 (Inspections and Audits of Seller).  Such Accounting Firm will not disclose the confidential information of Seller or Licensee relating to the Products to Purchaser, except to the extent such disclosure is reasonably necessary to determine the correctness of Purchased Receivable Payments or otherwise would be included in a Report.  All information obtained by Purchaser as a result of any such inspection or audit will be Confidential Information of Seller subject to Section 5.8 (Confidentiality).  The Parties agree that the calculation of Receivables and the Purchased Receivable Payments by such Accounting Firm contemplated by this Section 5.2 (Inspections and Audits of Seller) is to measure Receivables and the Purchased Receivable Payments in accordance with the terms of this Agreement, and such calculation is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications, or estimation methodologies contrary to those specified in this Agreement for the purposes of determining Receivables and the Purchased Receivable Payments.  Such Accounting Firm will provide a copy of its report to the Parties simultaneously.  The Parties will have 30 days from the date of delivery of such report to provide the Accounting Firm with comments on such report, which each Party will deliver to the Accounting Firm and the other Party simultaneously.  The Accounting Firm will consider such comments in good faith and will deliver an updated report within 15 days of the earlier to occur of such 30 day review period or the Parties’ written confirmation of submission of final comments to such Accounting Firm’s initial report.  If the final report of the Accounting Firm in respect of an audit discloses any underpayments by Seller to Purchaser, then such underpayment, will be paid by Seller to Purchaser within 30 days of it being so disclosed.  If any audit discloses any overpayments by Seller to Purchaser, then, Seller will have the right to credit the amount of the overpayment against each subsequent quarterly Purchased Receivable Payment due to Purchaser until the overpayment has been fully applied.  If the overpayment is not fully applied prior to the final quarterly Purchased Receivable Payment due hereunder, Purchaser will promptly refund an amount equal to any such remaining overpayment.

5.3.

Efforts to Consummate Transactions.  Subject to the terms and conditions of this Agreement, each of Seller and Purchaser will use commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Applicable Law to consummate the transactions contemplated by this Agreement.  Each of Purchaser and Seller agrees to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

5.4.

Further Assurances.  After the Closing, Seller and Purchaser agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

5.5.

Signing Deliveries.  Prior to or simultaneously with the execution of this Agreement, Seller will deliver to Purchaser a certificate of the Secretary or an Assistant Secretary of Seller, dated the date hereof, certifying as to (a) the incumbency of each officer of Seller executing this Agreement and (b) the attached thereto copies of (i) Seller’s commercial register excerpt, and (ii) articles of association.

5.6.

Back-Up Security Interest.  Seller and Purchaser agree that notwithstanding any provision to the contrary set forth in this Agreement, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law), Seller will not enter into any contracts or arrangement or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ownership of the Purchased Receivables or the Back-Up Security Interest or Purchaser’s right to file Financing Statements in accordance with Section 2.1.2 (Financing Statements).

5.7.

Use of Names.  Neither Party, nor any Affiliate or Representative of any Party shall, without the other Party’s prior written consent (which will be subject to Section 9.7 (Publicity; Use of Names) of the License Agreement with respect to Licensee and certain of its representatives), identify Purchaser, Seller, Licensee, its or their respective Affiliates, or its or its respective Affiliates’ trustees, directors, managers, officers, or employees in any advertising, press releases, sales literature, or other promotional materials to be disseminated to any Person other than its Affiliates and the employees, officers, directors, investors (and potential investors), agents, and advisors of such Party and its Affiliates except if and to the extent that any such release or disclosure is required by Applicable Law or by any Governmental Authority of competent jurisdiction, including in connection with such Party’s filings with the Securities and Exchange Commission, its successor or foreign equivalent, in which case, Seller and Purchaser, or their respective Affiliates, as the case may be, may make such release or disclosure in accordance with the provisions of Section 5.8.2 (Permitted Disclosures) and, with respect to any such press release, shall use commercially reasonable efforts to consult in good faith with the other Party regarding the form and content thereof before issuing such release.  Notwithstanding the foregoing, it is the intent of Purchaser and Seller to cooperate with respect to the release of a public disclosure regarding the transactions contemplated by the Transaction Documents on or about the Execution Date and each Party shall be permitted to use the name of the other Party and describe the transactions contemplated by the Transaction Document, to the extent in the public domain, in connection with ordinary course marketing by such Party.

5.8.	Confidentiality.
5.8.1.

Confidentiality.  Purchaser will keep confidential and not disclose to any Person (other than its Affiliates or any of its or its Affiliates’ Representatives), and will cause its Affiliates or any of its or its Affiliates’ Representatives to keep confidential and not disclose to any Person, any and all Confidential Information.  Purchaser will, and will cause its Affiliates or any of its or its Affiliates’ Representatives to, use the Confidential Information solely in connection with Purchaser’s administration of the Transaction Documents (and not for any other purpose).  The foregoing obligations will continue until the later of (a) (i) the first anniversary of the expiration of the Term or (ii) with respect to any Confidential Information disclosed by Seller to Purchaser and clearly and conspicuously identified as subject to the confidentiality obligations under the License Agreement, the 10th anniversary of the expiration of the Term and (b) the date of expiration of the last to expire of the obligations of Purchaser under Section 5.8.5.

5.8.2.

Permitted Disclosures.  If Purchaser or its Affiliates or any of its or its Affiliates’ Representatives are requested or required by Applicable Law or the regulations of a stock exchange or Governmental Authority or Regulatory Authority or by the order or ruling of a court, administrative agency, or other government body of competent jurisdiction to disclose any Confidential Information, then Purchaser will promptly, and, in any event, use reasonable efforts to promptly upon learning of such request or requirement, to the extent permitted by Applicable Law, notify Seller in writing of such request or requirement so that Seller may seek an appropriate protective order or other appropriate remedy (and if Seller seeks such an order or other remedy, Purchaser will provide such cooperation, at Seller’s expense, as Seller will reasonably request).  If no such protective order or other remedy is obtained and Purchaser or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally compelled to disclose Confidential

Information, Purchaser or its Affiliates or its or its Affiliates’ Representatives, as the case may be, will only disclose that portion of the Confidential Information that their respective counsel advises that Purchaser or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are compelled to disclose and will exercise reasonable efforts, at Seller’s expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed.  In any event, Purchaser will not oppose action by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

5.8.3.

Termination of Confidentiality Agreement.  Effective upon the Execution Date, the Confidentiality Agreement will terminate and be of no further force or effect, and will be superseded by the provisions of this Section 5.8 (Confidentiality).

5.8.4.

Specific Enforcement.  Purchaser stipulates and agrees that remedies at law may not be adequate to protect Seller against any actual or threatened breach of this 5.8 (Confidentiality) by Purchaser, its Affiliates, or its or its Affiliates’ Representatives, and that Seller will be entitled to seek specific performance and temporary and permanent injunctive relief or other equitable relief as a remedy for any such actual or threatened breach.

5.8.5.

Other Relevant Obligations.  In addition to, and without limiting, Purchaser’s obligations under this Section 5.8 (Confidentiality), Purchaser will fully comply with any confidentiality obligations of Seller or any of its Affiliates under the License Agreement that are applicable to the Confidential Information arising therefrom.

5.9.	Reports; Payments on Account of the Purchased Receivables.
5.9.1.

From and after the Closing Date, during the Purchased Receivable Period, for each calendar quarter, promptly, but in any event no later than 15 days after receipt of the Royalty Report from Licensee for such calendar quarter, Seller will provide to Purchaser a report setting forth in reasonable detail (a “Purchased Receivable Report”): (a) the Receivables for the applicable calendar quarter, on a country-by-country and Product-by-Product basis, and (b) (i) the calculation of the Purchased Receivable Payment payable to Purchaser for the applicable calendar quarter; provided that Purchased Receivable Payments based upon Receivables will be included in a Purchased Receivable Report to the extent such Receivable is actually received by Seller in the applicable calendar quarter; and (ii) all Existing In-License Payments due in such calendar quarter.

5.9.2.

Seller will make all payments required to be made by it to Purchaser pursuant to this Agreement by wire transfer of immediately available funds to the account(s) set forth in the Payment Direction and Confidentiality Letter (or to such other account as Purchaser will notify Seller in writing from time to time) (the “Purchaser Account”):

5.9.3.

If Purchaser receives any future payment from Licensee, any Sublicensee, or any other Person (including Seller) that constitutes (a) an Excluded Asset, (b) a Royalty Payment that does not consist entirely of Purchased Receivables, or (c) a Total Net Amount that exceeds the Cap Amount, then (i) such payment will be held by Purchaser in trust for the benefit of Seller, (ii) Purchaser will have no rights, title, or interests whatsoever in such payment, and (iii) Purchaser promptly, and in any event no later than 10 Business Days following Purchaser becoming aware of its receipt of such payment, will remit such payment to the Seller Account pursuant to Section 5.9 (Reports; Payments on Account of the Purchased Receivables).

5.9.4.

Purchaser will make all payments required to be made by it to Seller pursuant to this Agreement by wire transfer of immediately available funds to the account(s) set forth in the Payment Direction and Confidentiality Letter (or to such other account as Seller will notify Purchaser in writing from time to time) (the “Seller Account”):

5.9.5.

Notwithstanding any provision to the contrary set forth in this Agreement, Seller will have no obligation to make any payment with respect to Purchased Receivables to Purchaser until Seller will have actually received such Purchased Receivables from Licensee.

5.10.	License Agreement.
5.10.1.

During the Purchased Receivable Period, Seller (a) will not breach any of the provisions of the License Agreement in a manner that would adversely affect in any respect the amount, timing, duration, or value of the Purchased Receivables, (b) will not forgive, release, or compromise any amount owed to or becoming owed to it under the License Agreement, which amount constitutes Purchased Receivables hereunder, without Purchaser’s prior written consent, and (c) will not assign, amend, modify, supplement, restate, waive, cancel, or terminate (or consent to any cancellation or termination of), in whole or in part, any rights affecting the Purchased Receivables in a manner that would reasonably be expected to adversely affect the value of the Purchased Receivables, without Purchaser’s prior written consent.  Notwithstanding the foregoing, Purchaser stipulates and agrees that it will not be a breach of this Agreement, and no consent of Purchaser will be required, for Seller to allow, without interest or penalty, Licensee to remit to Seller Royalty Reports, Purchased Receivable Reports and Royalty Payments on behalf of Seller in accordance with the terms of this Agreement.

5.10.2.

During the Purchased Receivable Period, promptly after a Responsible Seller Party obtains Knowledge of a breach of or default under, or an alleged breach of or default under the License Agreement by Licensee that would reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables, Seller will (a) promptly (but in any event within five Business Days) give a written notice to Purchaser describing in reasonable detail (to the extent such description would not constitute a Confidentiality Breach) the relevant breach or default and (b) proceed in consultation with Purchaser (and the Royalty Parties, as applicable).

Seller will enforce compliance within the time periods set forth in Section 8.3.3 (Royalty Payments and Reports) of the License Agreement (or to give written notice of any such noncompliance to Purchaser), and seek payment of interest under Section 8.11 (Late Payments) of the License Agreement, unless Purchaser consents in writing to waive or defer such obligation.

5.10.3.

Any Proceeds of an enforcement of Licensee’s obligations under the License Agreement pursuant to this Section 5.10 (License Agreement), after deduction of all costs and expenses (including attorneys’ fees and expenses) incurred by [***] in connection with such enforcement, will be allocated between Purchaser and Seller in proportion to their respective then-current Percentage Interests.  All costs and expenses (including attorneys’ fees and expenses) of any enforcement pursuant to this Section 5.10 (License Agreement) will be borne by [***] (subject to reimbursement from any Proceeds in accordance with the foregoing sentence).  Nothing contained herein will limit Purchaser from retaining, at its sole cost, separate outside counsel who will be permitted, where reasonably practical, to consult with the lead counsel selected by Seller in accordance with Section 5.10.2 (License Agreement) for such enforcement.

5.10.4.

Following the termination of any licenses to the Licensed Products pursuant to Section 13.2 (Termination) of the License Agreement prior to the Cap Date, Seller shall use commercially reasonable efforts to enter into one or more new licenses or other commercial arrangements for the purpose of Exploiting the Licensed Products.  If Seller does not commence a replacement commercial relationship on financial terms consistent with those terms of the License Agreement within one hundred eighty (180) days of such termination and has not, commenced its own Exploitation of the Licensed Products, then Purchaser may, on behalf of Seller and with the cooperation of Seller seek and obtain on behalf of Seller such replacement commercial relationship.  Following entry by Seller into any replacement commercial relationship, the term “License Agreement” herein shall reference the License Agreement and such replacement license agreement, and Purchaser and Seller shall take all reasonable efforts necessary or reasonably useful to amend the terms of this Agreement to account for the context of the replacement commercial relationship providing the Purchaser with the financial benefit bargained for in this Agreement.

5.11.	Listed Patent Rights.
5.11.1.

During the Purchased Receivable Period, Seller will, subject to the provisions of the License Agreement and any rights of Licensee thereunder (and, as between Licensee and Seller, to the extent Seller has such rights), (a) diligently, at its sole cost and expense as between the Parties, prosecute and maintain the Listed Patent Rights in the Territory in accordance with, and, subject to, the License Agreement, (b) with respect to each family of related patent filings within the Listed Patent Rights, if there is not an issued valid claim within a particular patent family covering the manufacture, use, import, offering for sale, or sale of the Licensed Products in a particular country in the U.S. or E.U. where there is a pending application as of the Execution Date, then Seller will use diligent efforts, subject to its reasonable business judgment, to prosecute and obtain an issued valid claim covering the manufacture, use, import, offering for sale, or sale of the Product in such country, and (c) not disclaim or abandon any of the Listed Patent Rights in the Territory, or fail to take any action necessary to prevent the disclaimer or abandonment of the Listed Patent Rights in the Territory, except, in each case, where the disclaimer or abandonment of any such Listed Patent Rights is commercially reasonable.  Subject to, and to the extent permitted under, the provisions of the License Agreement, Seller will diligently pursue, request, and seek to obtain term extensions of the Listed Patent Rights in each country of the Territory where permissible.

5.11.2.

During the Purchased Receivable Period and subject to the provisions of the License Agreement and any rights of Licensee thereunder (and, as between Licensee and Seller, to the extent Seller has such rights), Seller will diligently, at its sole cost and expense (a) defend the Listed Patent Rights against any claims of invalidity or unenforceability in the Territory and (b) enforce the Listed Patent Rights (or cooperate with Licensee in connection with enforcement of the Listed Patent Rights, as applicable) against infringement, in each case, in any relevant jurisdiction in the Territory.

5.11.3.

All costs and expenses (including attorneys’ fees and expenses) incurred in connection with the prosecution, maintenance, defense, or enforcement of the Listed Patent Rights under this Section 5.11 (Listed Patent Rights) or under Article 12 (Intellectual Property) of the License Agreement will be borne by [***].

5.11.4.

During the Purchased Receivable Period, the Proceeds (if any) of any enforcement of the Listed Patent Rights in the Territory brought pursuant to Section 12.5 (Patent Enforcement) of the License Agreement will be allocated between Seller and Purchaser in proportion to their respective Percentage Interests.  The Proceeds (if any) of any enforcement of the Listed Patent Rights in the Territory brought pursuant to Section 12.5.2 (First Right and Step-In for Product Infringement) of the License Agreement will be allocated between Seller and Purchaser as follows: (a) each Party will be reimbursed for their unreimbursed costs and expenses incurred in the action, and (b) as to damages, Seller and Purchaser will share, in proportion to their respective Percentage Interests, an amount equal to a reasonable approximation of the royalties Licensee would have paid to Seller if Licensee had sold the infringing products and services rather than the infringer, less any Existing In-License Payments, with any balance thereof to be retained by Seller.

5.12.

Termination of the License Agreement.  Promptly, and in any event within 10 Business Days, following a Responsible Seller Party becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to terminate the License Agreement in a country in the Territory during the Purchased Receivable Period, Seller will provide notice of such occurrence to Purchaser (to the extent such notice would not constitute a Confidentiality Breach) and consult with Purchaser in determining whether or not to exercise Seller’s right to terminate the License Agreement pursuant to the applicable section of the License Agreement.  In any event, during the Purchased Receivable Period, Seller will not exercise its right to terminate the License Agreement with respect to any country in the Territory, except with the prior written consent of Purchaser.

5.13.	Tax Matters.
5.13.1.

All payments to any Party under this Agreement will be made without any deduction or withholding for or on account of any Tax, except as required by Applicable Law (a Party receiving such payment, the “Withheld Party”). If at any time a Party making a payment under this Agreement (the “Withholding Party”) reasonably determines that deduction or withholding of any Tax is required from any such payment under this Agreement under Applicable Law, then (a) the Withholding Party will provide notice to the Withheld Party at least five Business Days prior to making such deduction or withholding, (b) the Withholding Party will timely remit the amount deducted or withheld to the applicable taxing authorities in accordance with Applicable Law, (c) such amounts remitted to the applicable taxing authorities will be deducted from the amounts otherwise payable to the Withheld Party by the Withholding Party prior to remittance to the Withheld Party, (d) if any such withholding or deduction by or on behalf of Seller is in respect of any Indemnified Tax, then Seller shall make an additional payment to Purchaser so that, after all such required deductions and withholdings are made by or on behalf of Seller in respect of such Indemnified Tax (including any such deductions and withholdings required with respect to any additional payments under this Section 5.13.1), Purchaser receives an amount equal to the amount that it would have received had no withholding of such Indemnified Tax been made, and (e) the Withholding Party will furnish to the Withheld Party proper evidence of the Taxes so remitted.  Except with respect to withholding in respect of Indemnified Taxes described in clauses (c) or (d) of the preceding sentence, all amounts withheld or deducted by a Withholding Party or by Licensee shall be treated as received by the Withheld Party for purposes of this Agreement.  The Withholding Party will use reasonable best efforts to cooperate with the Withheld Party in claiming exemptions or reductions from or refunds or credits of such deductions or withholdings, including in the five Business Day period following the delivery of notice in Section 5.13.1(a).

5.13.2.

Each Party agrees that if any documentation related to Taxes it previously delivered expires or becomes obsolete or inaccurate in any respect, then it shall update such documentation or promptly notify the other Party in writing of its legal ineligibility to do so.

5.14.

Acknowledgment by Purchaser; Limitation of Seller’s Duties and Obligations.  Notwithstanding any provision to the contrary set forth in this Agreement (including other provisions of this Article 5 (Covenants)), nothing contained in this Agreement will obligate Seller to (a) take any action, or omit to take any action, that (i) would conflict with, violate, or cause a violation of, contravene, or cause a default under, the License Agreement or any material Applicable Law or any judgment or order binding upon, Seller, or (ii) would, or would involve any disclosure that would, result in the loss or waiver of any attorney-client privilege available to Seller, provided that Seller will use its reasonable efforts to implement arrangements that would permit such action, omission, or disclosure while preserving such privilege; or (b) assign any Listed Patent Rights to Purchaser or any other Person.

ARTICLE 6

THE CLOSING

6.1.

Closing.  The Closing will take place remotely via the exchange of documents and signatures on the date on which Purchaser delivers (or causes to be delivered) payment of the Closing Price to Seller in accordance with Section 2.2.1 and Section 6.2.1 (the “Closing Date”).

6.2.	Payment of Purchase Price.
6.2.1.

No later than 15 Business Days following the Execution Date, Purchaser will deliver (or cause to be delivered) payment of the Closing Price, less the Purchaser Expenses, to Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by Seller.

6.2.2.	The Milestone Payment, if any, shall be delivered to Seller in accordance with Section 2.2 (Purchase Price).
6.3.

Bill of Sale.  At the Closing, upon confirmation of the receipt of the Closing Price, Seller will deliver to Purchaser a duly executed Bill of Sale evidencing the sale, transfer, assignment, and conveyance of the Purchased Receivables.

6.4.

Payment Direction and Confidentiality Letter.  At the Closing, Seller and Purchaser will deliver to Purchaser a duly executed Payment Direction and Confidentiality Letter instructing Licensee with respect to all payments in respect of the Purchased Receivables.

6.5.

Tax Forms.  At the Closing, (a) Purchaser will deliver to Seller, a valid and properly completed and executed IRS Form W-9 certifying that Purchaser is (i) a U.S. Person and (ii) classified as a partnership for U.S. federal income tax purposes and (b) Seller will deliver to Purchaser a valid, properly completed and executed Internal Revenue Service Form W-8BEN-E certifying its non-U.S. status and that it is a qualified resident of the Netherlands that is entitled to benefits under the U.S./Netherlands income tax treaty (the “Seller W-8”).  At the request of either Seller or Licensee, Purchaser, to the extent it is then legally eligible to do so, shall deliver to Licensee an IRS Form W-9 as described in clause (a) above.

ARTICLE 7

INDEMNIFICATION

7.1.

Indemnification by Purchaser.  Purchaser agrees to indemnify Seller from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees and expenses) awarded against or incurred by Seller or any of its respective trustees, directors, officers, employees, or agents (each, a “Seller Indemnified Party”), whether or not involving a Third Party claim, demand, action, or proceeding, to the extent arising out of (a) any breach of any representation, warranty, or certification made by Purchaser in this Agreement, (b) any breach of or default under any covenant or agreement by Purchaser in this Agreement, or (c) any fees, expenses, costs, liabilities, or other amounts incurred or owed by Purchaser to any brokers, financial advisors, or comparable other Persons retained or employed by Purchaser in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing will exclude any indemnification to any Seller Indemnified Party (i) to the extent resulting from the bad faith, gross negligence, or willful misconduct of such Seller Indemnified Party, (ii) to the extent resulting from the failure of Seller to perform any of its obligations under any of the Transaction Documents, or (iii) to the extent resulting from acts or omissions of Purchaser based upon the written instructions from any Seller Indemnified Party.  Notwithstanding any provision to the contrary set forth in this Agreement, following the final determination of any amount owed from Purchaser, as Indemnifying Party, to Seller, as Indemnified Party, Purchaser may elect, at its sole discretion, to satisfy any such indemnification obligation by instructing the Depositary Bank to deduct the amount of such indemnification obligation amount against each subsequent quarterly Purchased Receivable Payment due to Purchaser and pay such amount to Seller in satisfaction of such indemnification obligation.

7.2.

Indemnification by Seller.  Seller agrees to indemnify Purchaser from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including attorneys’ fees and expenses) awarded against or incurred by Purchaser or any of its respective trustees, partners, directors, officers, employees, or agents (each, a “Purchaser Indemnified Party”), whether or not involving a Third Party claim, demand, action, or proceeding, to the extent arising out of (a) any breach of any representation, warranty or certification made by Seller in this Agreement, the License Agreement, or any Existing In-License, (b) any breach of or default under any covenant or agreement by Seller in this Agreement, the License Agreement, or any Existing In-License, or (c) any fees, expenses, costs, liabilities, or other amounts incurred or owed by Seller to any brokers, financial advisors, or comparable other Persons retained or employed by Seller in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing will exclude any indemnification to any Purchaser Indemnified Party (i) to the extent resulting from the bad faith, gross negligence, or willful misconduct of such Purchaser Indemnified Party, (ii) to the extent resulting from the failure of Purchaser to perform any of its obligations under the Transaction Documents, or (iii) to the extent resulting from acts or omissions of Seller based upon the written instructions from any Purchaser Indemnified Party.

7.3.	Procedures.
7.3.1.

Third Party Claims.  If any claim, demand, action, or proceeding will be brought against any Indemnified Party by a Third Party in respect of which indemnity is to be sought against either Party pursuant to Section 7.1 (Indemnification by Purchaser) or Section 7.2 (Indemnification by Seller), the Indemnified Party will, promptly after receipt of notice of the commencement of any such claim, demand, action, or proceeding, notify the indemnifying Party in writing of the commencement of such claim, demand, action, or proceeding, enclosing a copy of all papers served, if any; provided that the omission to so notify the indemnifying Party will not relieve the indemnifying Party from any liability that it may have to any Indemnified Party under Section 7.1 (Indemnification by Purchaser) or Section 7.2 (Indemnification by Seller) unless, and only to the extent that, the indemnifying Party is actually and materially prejudiced by such omission.  If any such action is brought against an Indemnified Party by a Third Party and it notifies Purchaser of the commencement thereof in accordance with this Section 7.3 (Procedures), then the indemnifying Party will be entitled, at the indemnifying Party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel of the indemnifying Party’s choice (provided that such counsel is reasonably acceptable to the Indemnified Party), and, after notice from the indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying Party will not be liable to such Indemnified Party under this Article 7 (Indemnification) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense.  In any such proceeding, an Indemnified Party will have the right to retain its own counsel, but the reasonable fees and expenses of such counsel will be at the expense of such Indemnified Party unless (a) the indemnifying Party and the Indemnified Party will have agreed in writing to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and an Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.  It is agreed that the indemnifying Party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties.  Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent, such consent not to be unreasonably withheld, conditioned, or delayed.  Indemnifying Party will not, without the prior written consent of the Indemnified Party, effect any settlement, compromise, or discharge of any claim or pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement, compromise, or discharge, as the case may be, includes an unconditional written release of such Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, from all liability on claims that are the subject matter of such claim or proceeding.  The Indemnified Party and indemnifying Party will cooperate in the defense or prosecution of any such claim, demand, action, or proceeding, with such cooperation to include (i) the retention of and the provision to the indemnifying party of records and information that are reasonably relevant to such claim, demand, action, or proceeding and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

7.3.2.

Other Claims.  In order for an Indemnified Party to be entitled to any indemnification under this Article 7 (Indemnification) in respect of Losses that do not arise out of or involve a Third Party claim, the Indemnified Party must notify indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice will not affect the indemnification provided under this Article 7 (Indemnification) except to the extent that indemnifying Party has been actually and materially prejudiced as a result of such failure.  The Indemnifying Party will have 30 days from receipt of such notice of claim to dispute the claim and will reasonably cooperate and assist the Indemnified Party in determining the validity of the claim for indemnity. To the extent necessary to review such notice, the Indemnified Party shall allow the Indemnifying Party reasonable access during normal business hours to investigate the matter or circumstance alleged to give rise to the applicable claim, and whether and to what extent any amount is payable in respect of the claim. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within 30 days after its receipt of the notice of claim, then the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder. If the Indemnifying Party responds to such notice and agrees with it, then such claim shall be deemed finally determined. If the Indemnifying Party responds to such notice and disagrees with all or a portion of the claim, then the portion of the claim that is agreed shall be deemed finally determined and the Indemnified Party and Indemnifying Party shall negotiate in good faith for a period of 30 days from the date of such response to resolve such unresolved portion of such claim. Following such 30-day negotiation period, either Party may bring an action or proceeding in accordance with Section 9.10 (Jurisdiction; Venue). The unresolved portion of any such claim shall not be deemed finally determined until and unless either resolved in writing by the Indemnified Party and the Indemnifying Party or in accordance with Section 9.10 (Jurisdiction; Venue).

7.4.

Limitations.  Notwithstanding any provision to the contrary set forth in this Agreement or in any other Transaction Document, (a) in no event will any Seller Indemnified Party or Purchaser Indemnified Party have any liability for, or Losses be deemed to include, any special, indirect, incidental, multiple, consequential, punitive, or exemplary damages, loss of use, business interruption, or loss of business opportunity (it being agreed that “lost profits” or similar losses up to the Cap Amount are regarded as direct damages), whether in contract or tort, regardless of whether the other Party in advised, has reason to know, or in fact knows of the possibility of such damages suffered or incurred by any such Seller Indemnified Party or Purchaser Indemnified Party in connection with this Agreement any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, other than any such damages of Losses resulting by any breach of Section 5.8.4 (Specific Enforcement), (b) Seller will not have any liability under Section 7.2 (Indemnification by Seller) in excess of the Cap Amount based on a Cap Multiplier of [***]% (the “Indemnification Cap”), and (c) except with respect to breaches of Section 5.8 (Confidentiality), Purchaser will not have any liability under Section 7.1 (Indemnification by Purchaser) in excess of an amount equal to the aggregate amount of Purchased Receivables actually received by Purchaser at such time.  Notwithstanding the foregoing, the limitations set forth in this Section 7.4 (Limitations) will not apply to any claim for indemnification hereunder in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith, or willful misconduct.  The Parties acknowledge and agree that (a) Purchaser’s Losses, if any, for any indemnifiable events under this Agreement will typically include Losses for Purchased Receivables that Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables but did not receive timely or at all due to such indemnifiable event and (b) subject to this Section 7.4 (Limitations), Purchaser will be entitled to make indemnification claims for all such missing or delayed Purchased Receivables that Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables as Losses hereunder (which claims will be reviewed and assessed by the Parties in accordance with the procedures set forth in this Article 7 (Indemnification)).  This Article 7 (Indemnification) shall not apply with respect to Taxes, other than any Taxes that represent Losses arising from any non-Tax claim.

7.5.

No Implied Representations or Warranties.  EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 3 (REPRESENTATIONS OF SELLER), SELLER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED RECEIVABLES, THE LICENSE AGREEMENT, THE LISTED PATENT RIGHTS, OR THE PRODUCT, OR ANY OTHER MATTER RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL SUCH IMPLIED WARRANTIES.  Purchaser acknowledges that Seller has assumed no responsibilities of any kind with respect to any act or omission of Licensee with respect to the Exploitation, design, development, or other activities of Licensee with respect to the Product.

7.6.

Exclusive Remedy.  Except in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith, or willful misconduct and except as set forth in Section 5.8.4 (Specific Enforcement), the indemnification afforded by this Article 7 (Indemnification) will be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document.

ARTICLE 8

TERMINATION

8.1.

Termination Date.  This Agreement will terminate upon expiration of the Term (such date, the “Termination Date”).  If any payments are required to be made by one of the Parties hereunder after the Termination Date, then the applicable provisions of this Agreement will remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 8.3 (Survival)) solely for that purpose.

8.2.

Effects of Termination.  Upon the occurrence of the effective date of termination of this Agreement, the Back-Up Security Interest will be automatically and irrevocably released, and the Purchaser will cooperate with Seller to evidence such release by executing, delivering, or filing terminations, releases, or discharges of any Financing Statements and the Back-Up Security Interest contemplated by Section 2.1.2 (Financing Statements) (and execute, deliver, or file any other termination or release documents in connection therewith or otherwise to evidence any such termination) and all rights, title, and interests, in, to and under the Purchased Receivables revert to Seller.  At Sellers’s election and upon Seller’s request, Purchaser will return or destroy all tangible materials comprising, bearing, or containing any Confidential Information that is in Purchaser’s or its Affiliates’ possession or control and provide written certification of such return or destruction.

8.3.

Survival.  The following provisions will survive any termination of this Agreement pursuant to this Section 8.3 (Survival): Section 5.7 (Use of Names); Section 5.8 (Confidentiality); Article 1 (Defined Terms) (solely to the extent necessary to give effect to the surviving provisions under this Section 8.3 (Survival)), and the rights, obligations or claims of either party accruing prior to the expiration of the Term; Article 7 (Indemnification); and Article 9 (Miscellaneous).

ARTICLE 9

MISCELLANEOUS

9.1.

Survival of Representations and Warranties.  The representations and warranties set forth in this Agreement (other than the Seller Fundamental Representations and the Purchaser Fundamental Representations) (collectively, the “Business Representations”) shall survive the Closing for a period of two (2) years after the Closing Date at which time all such representations and warranties shall then terminate and no claim shall thereafter be made by any Party in respect thereof. The representations and warranties set forth in (a) Section 3.1 (Existence; Good Standing), Section 3.2 (Authorization), Section 3.3 (Enforceability), Section 3.4 (No Conflicts), Section 3.7 (No Liens; Title to Purchased Receivables), Section 3.11 (Brokers’ Fees), Section 3.15 (Intellectual Property Matters) and Section 3.16 (License Agreement) (collectively, the “Seller Fundamental Representations”) and (b) Section 4.1 (Existence; Good Standing), Section 4.2 (Authorization), Section 4.3 (Enforceability), Section 4.4 (No Conflicts), and Section 4.8 (Broker’s Fees) (collectively, the “Purchaser Fundamental Representations”) shall survive the Closing until the date that is six (6) years after the Closing Date at which time all such representations and warranties shall then terminate and no claim shall thereafter be made by any Party in respect thereof. The covenants and agreements contained in this Agreement that are to be performed prior to the Closing shall survive only until the Closing at which time all such covenants and agreements shall then terminate, and thereafter no claim shall be made by any Party in respect thereof. The covenants and agreements contained in this Agreement that are to be performed (in whole or in part) after the Closing shall survive the Closing in accordance with their terms and until fully performed at which time each such covenant and agreement shall then terminate, and thereafter no claim shall be made by any Party in respect thereof. Notwithstanding any provision to the contrary herein, in the event notice of a claim for indemnification hereunder is given within the applicable survival period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved in accordance with the terms of Article 7. The foregoing limitations shall not apply in the event of any fraud by any Party. Each of the Parties acknowledges and agrees that this Section 9.1 is expressly intended to limit or expand (as applicable) otherwise applicable statute of limitations under Applicable Law, and waives the statute of limitations under such Applicable Law to the extent such statute of limitations period exceeds or is less than the periods described in this Section 9.1.

9.2.

Notices.  All notices that are required or permitted hereunder will be in writing, will specifically refer to this Agreement, will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 9.2 (Notices) (with a courtesy copy sent by email, which will not constitute notice), and will be deemed to have been given for all purposes (a) when received, if hand-delivered, (b) two Business Days after being dispatched through a reputable courier service, or (c) seven days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

if to Seller, to:

uniQure biopharma B.V.

Paasheuvelweg 25A

1105 BP Amsterdam

The Netherlands

Attention: Chief Financial Officer

with a copy to (which will not constitute notice):

legalnotices@uniQure.com

and

Ropes & Gray LLP

800 Boylston Street; Prudential Tower

Boston, MA 02199

Attention: Hannah H. England

Email: Hannah.England@ropesgray.com

if to Purchaser, to:

HEMB SPV, L.P. c/o

HealthCare Royalty Partners IV, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention:	Clarke B. Futch

Timothy Bryant
John Urquhart

Email:	clarke.futch@hcrx.com

tim.bryant@hcrx.com
john.urquhart@hcrx.com

and

Sagard Holdings Manager LP

161 Bay Street, Suite 5000

Toronto, Ontario

M5J 2S1

Canada

Attention:	Sacha Haque Raja Manchanda Philippe Savard William McIsaac
Email:	legalteam@sagardholdings.com manchanda@sagardholdings.com savard@sagardholdings.com mcisaac@sagardholdings.com with a copies to (which will not constitute notice):

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 301

Baltimore, MD 21209

Attention: Asher Rubin

Adriana Tibbitts

Email:	arubin@sidley.com atibbitts@sidley.com

Mintz Levin Cohn Ferris Glovsky & Popeo PC

919 Third Avenue

New York, NY 10022

(212) 692-6755 (w)

Attention:	Richard Gervase
Email:	rgervase@mintz.com

9.3.

Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  The Seller shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed; provided, however, such consent shall not be required in connection with the merger or other business combination involving Seller or the assignment of substantially all of Seller’s obligations and rights to which this Agreement relates, so long as, the Person with which Seller has merged or combined or that has acquired such assets of Seller has delivered evidence, in form and substance reasonably satisfactory to Purchaser, to

Purchaser that such Person has assumed all of Seller’s obligations under the Transaction Documents; provided, further that Seller shall remain liable for, and such assignment shall not relieve Seller of, any obligations set forth in this Agreement.  Purchaser may assign or delegate any of its rights and obligations under the Transaction Documents without restriction; provided that such transfer is not to a competitor of Seller or Licensee.  Any purported assignment in violation of this Section 9.3 (Successors and Assigns) shall be null and void ab initio and of no effect.

9.4.

Independent Nature of Relationship.  The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates.  Nothing contained herein or in any other Transaction Document will be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.  The Parties recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other.

9.5.	No Personal Liability. It is expressly understood and agreed by Seller and Purchaser that:
9.5.1.

each of the representations, warranties, covenants, and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant, or agreement of any other Person, including those Persons named in the definition of “Knowledge” with respect to Seller or any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

9.5.2.

other than Seller, no Person, including the Non-Warranting Parties, will have any liability whatsoever for breach of any representation, warranty, covenant, or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to, or in connection with the Transaction Documents or the transactions contemplated thereby; and

9.5.3.

the provisions of this Section 9.5 (No Personal Liability) are intended to benefit each and every one of the Non-Warranting Parties and will be enforceable by each and every one of them to the fullest extent permitted by Applicable Law.

9.6.

Third Party Beneficiaries.  Except to the extent otherwise contemplated by Section 9.5 (No Personal Liability), this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

9.7.

Entire Agreement.  This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition, or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party.  All express or implied agreements, promises, assurances, arrangements, representations, warranties, and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

9.8.

Headings.  The captions to the several Articles, Sections, and subsections hereof are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Articles, Sections, and subsections of this Agreement.

9.9.

Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations without giving effect to the conflicts of law provisions thereunder.

9.10.	Jurisdiction; Venue.
9.10.1.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND PURCHASER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  PURCHASER AND SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF PURCHASER AND SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  PURCHASER AND SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON PURCHASER OR SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.2 (NOTICES).

9.10.2.	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY

LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

9.10.3.

Each Party hereby jointly and severally waives any and all right to trial by jury in any action or proceeding relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  Each of the Parties represents that this waiver is knowingly, willingly, and voluntarily given.

9.11.

Severability.  If one or more provisions of this Agreement are held to be invalid, illegal, or unenforceable by a court, arbiter or Governmental Authority, in each case, of competent jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, which will remain in full force and effect, and the Parties will replace such invalid, illegal, or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal, or unenforceable provision.  Any provision of this Agreement held invalid, illegal, or unenforceable only in part or degree by a court of competent jurisdiction will remain in full force and effect to the extent not held invalid, illegal, or unenforceable.

9.12.

Business Day Requirements.  If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission will be deemed to be required to be taken on the next occurring Business Day.

9.13.

Amendments; No Waivers.  Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed, or modified except with the written consent of the Parties.  No failure or delay by either Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  No notice to or demand on either Party in any case will entitle it to any notice or demand in similar or other circumstances.  No course of dealing between the Parties hereto will be effective to amend, modify, supplement, or waive any provision of this Agreement.

9.14.	Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.
9.15.

Construction.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase

“without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), and may be withheld in a Party’s sole discretion, unless otherwise specified herein, (j) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

9.16.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which executed counterparts will constitute an original, and all of which counterparts together will constitute one and the same instrument.  Copies of executed counterparts transmitted by email with PDF attachment will be considered original executed counterparts.

Signature Pages Follow

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the Execution Date.

uniQure biopharma B.V.

By:	/s/ Christian Klemt
	Name:	Christian Klemt
	Title:	Managing Director

HemB SPV, L.P.

By:	HemB SPV GP, LLC, its General Partner

By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Authorized Person

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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